EXHIBIT 10.5

Grantee:	[All Non-Employee Directors]

Grant Date:	May 15, 2009	Date First Exercisable: May 1, 2010

Expiration Date: May 15, 2019		Number of Shares: 4,676

Exercise Price Per Share: $13.87

Dear               :

Re:	Stock Option Grant - Fiscal Year 2010

                    I am pleased to inform you that Spartan Stores, Inc., a Michigan corporation, ("Spartan") has granted to you under the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan") the option to purchase the shares of Spartan's Common Stock described above (the "Option"). By accepting this grant, you agree that the Option and shares to be issued upon exercise of the Option are subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

                    Grant of Nonqualified Option. Spartan grants to you an option to purchase the number of shares of Spartan Common Stock set forth above. This Option is a non-qualified option and is not intended to be an incentive stock option as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended. This grant of an Option shall not confer any right to you to be granted an Option or other awards in the future under the Plan.

                    Term and Vesting. Your right to exercise the Option according to its terms shall commence on the "Date First Exercisable" shown above and shall terminate on the "Expiration Date" shown above, unless earlier terminated under this letter or the Plan. Your right to exercise the Option shall vest over a three-year period as follows: 33-1/3% of the shares covered by this Option will vest on the "Date First Exercisable," and an additional 33-1/3% of such shares shall vest on each of the first and second anniversaries of the "Date First Exercisable," in each case rounded to the nearest whole number of shares.

                    Purchase Price; Payment. The price per share of the shares of Common Stock to be purchased upon exercise of the Option shall be the "Exercise Price Per Share" set forth above, subject to adjustment as provided in the Plan. In exercising the Option, you shall pay the exercise price (1) in cash, (2) by check payable to the order of Spartan Stores, Inc., (3) in the form of tendering for surrender previously acquired shares of Spartan Common Stock (such shares to be valued at their Market Value (as determined under the Plan) at the time of delivery to Spartan) that have an aggregate Market Value at the time of exercise equal to the total exercise price of the shares purchased or (4) any combination of the foregoing. For the avoidance of doubt, in the event you choose to pay the purchase price by tendering for surrender previously owned shares, the number of shares issued to you upon the exercise of the Option shall be the net of the shares surrendered.

                    Exercise of Option. You may exercise the vested and exercisable portion of this Option, in whole or in part, by an executed notice of exercise, which shall be effective upon receipt by Spartan's Benefits Manager or his or her designee or successor at Spartan's main office, accompanied by full payment (as set forth above) of the option price; provided, however, that no exercise may occur subsequent to the close of business on the "Expiration Date" set forth above. The notice shall be signed by you or your legal representative and shall set forth the number of shares to be purchased. Upon payment of the purchase price and any required withholding amount, the purchased shares (net of any shares surrendered) will be issued to you; provided, however, that issuance may be postponed for such period as may be required for Spartan with reasonable diligence to comply with any registration requirements under any securities laws or any other laws or regulations applicable to the issuance, listing or transfer of such shares, or any agreements or Nasdaq Marketplace Rules. If you fail to accept and pay for all or any of the shares, your right to exercise the Option with respect to such shares will terminate; however, your remaining Options not yet exercised or terminated shall continue in force. Spartan's Board of Directors has authorized the issuance of shares without share certificates. Any shares issued to you without a paper certificate will be registered in your name in Spartan's books and records and reflected on the account statements issued to you by Smith Barney (or other financial intermediary). Spartan Stores, Inc. is formed under the laws of the State of Michigan. Spartan Stores, Inc. will furnish to you upon request and without charge a full statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued, the designation, relative rights, preferences, and limitations of each series so far as the same have been prescribed, and the authority of the Spartan's Board of Directors to designate and prescribe the relative rights, preferences, and limitations of other series.

                    Termination of Director Status. If you cease to be a Director with Spartan, you may exercise the Option as set forth below; provided, however, that in no event may you exercise the Option beyond the Expiration Date set forth above:

                    (1)          Death or Disability. In the event you cease to be a Director of Spartan due to your death or Disability (as defined in the Plan), for a period of twelve months following the termination of your service as a Director of Spartan, you (or the representative of your estate, in the case of death) may exercise any or all of the then-unexercised portion of the Option to the extent vested at the time of the termination. The unvested portion of the Option will be forfeited.

                    (2)          Removal by Spartan For Cause. In the event you are removed as a Director by Spartan for Cause, effective as of the date of you are removed: (a) you will have no further right to exercise the vested portion of the Option and (b) the unvested portion of the Option will be forfeited.

                    (3)          Cessation of Directors Status. In the event you cease to be a Director with Spartan after you have completed the term of the directorship for which you shall have been most recently elected, you have been a Director for at least ten years, and you no longer continue as a director with Spartan, your right to exercise the Option shall become 100% vested and for a period of three months following the date you cease to be a Director, you may exercise any or all of the then unexercised portion of the Option. If you cease to be a Director with Spartan and you have not completed the term of directorship for which you have been most recently elected, then for a period of three months following the termination of your directorship status, you may exercise any or all of the then unexercised portion of the Option to the extent vested at the time you cease to be a director, and the unvested portion of the Option will be forfeited.

                    (4)          Change in Control. In the event of a Change in Control (as defined in the Plan), the Option shall vest and be exercisable in accordance with the terms of the Plan.

                    Non-transferability of Option. This Option or any rights therein shall not be sold, exchanged, assigned, or otherwise transferred or pledged or otherwise encumbered in whole or in part, except by will or the laws of descent or distribution, and is exercisable during your lifetime only by you or your guardian or legal representative. If any sale, exchange, assignment, transfer, pledge or encumbrance of this Option or any rights therein shall be made or attempted, or if any attachment, execution, garnishment or lien shall be issued against or placed upon this Option, this Option shall be void and of no further effect.

                    Certifications. You represent and warrant that (1) you are acquiring this Option for your own account and investment and without any intent to distribute any shares upon exercise of the Option and (2) you have been furnished and have read the most recent Annual Report to Shareholders of Spartan and the Plan Description relating to the Plan. You shall not resell or distribute the shares received upon exercise of the Option except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this letter is to be paid in the case of your death prior to receipt of any or all of such benefit. Each such designation shall revoke all prior designations made by you, shall be in a form prescribed by the Committee, and will be effective only when filed by you in writing with the Vice President Human Resources of Spartan or his or her successor during your lifetime. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

                    Withholding. Because you are a non-employee director, Spartan will not make any provision for the withholding of federal, state, or local taxes in connection with the grant, vesting or exercise of the Option. Spartan will provide you with a completed IRS Form 1099 reporting non-employee compensation and certain other payments made to you by Spartan for your service as a director, including payments in connection with the Option. You are responsible for your tax obligations in connection with the grant, vesting or exercise of the Option, and Spartan recommends that you consult with your tax advisor.

                    Rights as a Shareholder. You shall have no rights as a shareholder of Spartan with respect to the shares subject to this letter until such time as the purchase price has been paid and the shares have been issued to you.

                    Binding Effect; Amendment. This letter agreement and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

                    Miscellaneous.

                    (1)          This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

                    (2)          The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

                    (3)          You agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this letter. This letter shall be subject to all applicable laws, rules, and regulations, Nasdaq Marketplace Rules and to such approvals by any governmental agencies, The Nasdaq Stock Market or any other national securities exchanges as may be required.

                    (4)          To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

Dennis Eidson
President & Chief Executive Officer